Exhibit 10.16

CONTRACT 225/08

for the design of the Master plan of a 7-storeyed Apartment building with the built in shops to the address of: Smolensk region, Gagarin, Krasnoarmejskaja street.

Moscow                                                                                      «18» February 2008.

Limited liability company «RIOKOM», ("Customer"), represented by Plavnik Roman Genrikhovich, the General director, the Charter acting the basis, on the one hand, and
Limited liability company "the Architectural firm "Prospectus", (further «the General designer»), represented by Tarasov Boris Gennadevicha, the director, the Charter acting the basis, on the other hand, called in the further - "Parties", have concluded the present contract (further - "Contract") as follows:

Article 1. Subject of the Contract

1.1. Генеральный The general designer undertakes to develop under orders of the Customer and to transfer the Customer the Master plan of a 7-storeyed Apartment building with built in Shops to the address of: Smolensk region, Gagarin, street Krasnoarmejskaja, (further in the text - "Documentation"), and the Customer undertakes to accept and pay cost related to the developed Documentation.

1.2. The general designer develops the Documentation in conformity with the Design assignment (the Appendix №1), other initial data on designing and the present Contract.

Thus materials on a substantiation of the project of an apartment house should correspond all established law to requirements, to include materials in the graphic form according to Town-planning the code of the Russian Federation and the Design assignment (the Appendix 1), given out to the General designer.

The documentation should be approved and coordinated in the order established by the law.

1.3.	Schedule of designing the Documentation:

Beginning – February 2008

Completion – September 2008

1.4. The documentation is transferred the Customer in 5 (Five) copies plus one electronic copy.

1.5. The customer the right to use the Documentation developed by the General designer according to conditions of the present Contract, for construction.

Article 2. Rights and Responsibilities of the Parties.

2.1. The Customer guarantees:
2.1.1. To provide the General designer initial materials and the documents necessary for performance of works under the present Contract.

2.1.2. To accept and to pay developed by the General designer the documentation by way of and on the conditions established in the present Contract.

2.1.3. To assist the General designer in performance of works by the last under the present Contract.

2.1.4. To participate together with the General designer in the coordination of the Documentation developed by the General designer with corresponding the state agencies, institutions of local government, the enterprises, establishments, the organizations.

2.1.5. In case of if in connection with any lacks developed by the General designer under the present Contract of the Documentation, to the Customer will be made by the third party claim demands the Customer is obliged to get the General designer to take part in such business.

2.1.6. To fulfill all the responsibilities stipulated in other clauses of the present Contract.

2.2.        The Customer has the rights:

2.2.1. To carry out the control over a course and quality of the work which are carried out by the General designer, not interfering in its activity..

2.2.2. If necessary, when due hereunder to make changes or additions to the Design assignment.

2.2.3. At any time unilaterally completely to refuse execution of the present Contract, having compensated to the General designer
The actual charges suffered by it under the present Contract before date of reception of the notice of the Customer about refusal of execution of the Contract.
In case of the early termination (cancellation) of the present Contract or refusal of the Customer of execution of the Contract before acceptance by the Customer of the ready Documentation, the Customer has the right to demand transfer to it of result of not completed work, having paid thus to the General designer a part of the established price of proportionally performed part of work.

2.3.        General Designer guarantees:

2.3.1.            When the time is due and properly to develop the Documentation according to the Design assignment, other initial data on designing and conditions of the present Contract

2.3.2. To inform the Customer on a course of performance of works under the present Contract.

2.3.3. At the request of the Customer and the authorized agencies to make changes to the Documentation and other documents developed by the General designer under the present Contract.

2.3.4. To coordinate the developed Documentation with the Customer, and if necessary together with the Customer - with competent state agencies, Institutions of local government, the enterprises, establishments, the organizations.

2.3.5. To transfer under the certificate of acceptance of result of works to the Customer the ready Documentation in time, certain item 1.3 of the present Contract.

2.3.6. To fulfill all responsibilities stipulated in other clauses of the present Contract.

2.4. The general designer has not the right to transfer the Documentation to the third parties without the consent of the Customer.

2.5. Within the limits of the present Contract the General designer has the right to involve in coordination with the Customer for performance of a complex or separate kinds of works other legal and physical persons, concluding with them necessary agreements. The responsibility before the Customer for performance of all works in terms, stipulated by the present Contract, and with appropriate quality the General designer bears.

Article 3. Cost of the Project and Payment Schedule.

3.1. Общая The total cost of works under the present Contract makes: 8 466 859 roubles of 00 kopecks. (Eight millions four hundred sixty six thousand eight hundred fifty nine roubles of 00 kopecks.), including the VAT of 18 % of 1 291 554 roubles, 76 kopecks (One million two hundred ninety one thousand five hundred fifty four rouble, seventy six kopecks.) in conformity of the Report of the coordination of a contractual price (The appendix №2).

3.2. Specified in item 3.1. of the present Contract cost of works includes all expenses of the General designer for development of the Documentation.
Payments under the present Contract are made by the Customer by
Transfers of the corresponding sums to the settlement account of the General designer
In the following order:
- Advance payment at a rate of 30% - 2 540 000 (Two million five hundred forty thousand roubles of 00 kopecks) within 5 (five) bank days, including from the date of signings of the present Contract;
- Final payment (behind a minus of the sum of advance payment at a rate of 30 % from cost works) at a rate of 5 926 859 (Five millions nine hundred twenty six thousand eight hundred fifty nine) roubles of 00 kopecks during 10 (Ten) bank days after signing by the Customer of the certificate of acceptance of works.
Date of full execution of obligations the General designer is date of signing by the authorized representatives of both Parties of the Certificate of acceptance of the executed works.

Article 4. The order of performance of works and acceptances of the results.

4.1.        Under the present Contract the General designer starts performance of works immediately after transfer to it the Customer of necessary documents and information (п.2.1.1 the present Contract).

4.1.1. If during the development of the Documentation inevitability of reception of negative result or inexpediency of the further work under the present Contract or in connection with it will be found out, the General designer is obliged to suspend immediately performance of all works and to notify on it the Customer. The question on expediency of continuation of works on development of the Documentation is solved the Parties within 10 (Ten) working days from the date of reception by the Customer of the notice of the General designer about stay of works by it.

If in the case stipulated by the present item the decision on cessation of work the Customer is obliged to accept performed works under the certificate will be accepted and to pay them at a rate of, proportional to a degree of readiness of the Documentation.

4.2. After the completion of the works the General designer makes the certificate of acceptance of works in 2 (Two) copies, signs it and directs to the Customer.

4.3. The customer within 10 (Ten) working days, including from the date of reception of the certificate of acceptance of works signed by the General designer, is obliged to consider the certificate and (at absence of objections), having signed both of a copy of the certificate of acceptance to direct one copy of the certificate to the General designer. In this case works are considered accepted from the moment of signing by the Customer of the certificate of acceptance of design works

4.4. In case of objections the Customer does not sign the certificate of acceptance received from the General designer and in time, specified in item 4.3
The present Contract, directs to the General designer мотивированный refusal of signing the certificate.
Within 5 (Five) working days, including from the date of reception мотивированного refusal, the General designer or accepts objections of the Customer (thus the Parties make the bilateral report with the list of necessary completions and terms of their performance), or does not accept objection of the Customer (in this case the Parties undertake during 3 (Three) the working days to settle the arisen disagreements).
After carrying out of necessary completions the General designer directs to the Customer the certificate of acceptance of works by way of, stipulated by the present Contract.

4.5.         In case the Customer will refuse to sign the certificate of acceptance of works and will not provide the General designer with valid explanation for such refusal of the acceptance after the term established in the Contract the General designer has the right
To issue the certificate of acceptance unilaterally. Thus obligations of the General designer are considered executed before as the Customer in full.

4.6.        At occurrence between the Customer and the General designer
Dispute in occasion of lacks of performed work or their reasons on demand any of the Parties is appointed examination. Charges on examination are born by the Party, demanded its carrying out and if examination is appointed as agreed
- Are distributed fifty-fifty. Upon termination of carrying out of examination charges on it carrying out are distributed between the Parties according to the conclusion examinations (depending on that in whose advantage it is drawn the conclusion).

Article 5. Responsibilities of the Parties.

5.1. The parties bear the responsibility for infringement of the duties stipulated by the present Contract or their inadequate execution according to the civil legislation of the Russian Federation and conditions of the present Contract.

5.2. In case of infringement by the General designer more, than for 10 (Ten) calendar days of obligations on performance of works on development of the Documentation in the terms stipulated by item 1.3 of the present Contract, the Customer has the right to add to the General designer пеню at a rate of 0,1 % from cost of design works per every day of delay and to demand its payment. The size of the amount of payment made to the General designer can be reduced by this sum for its work (services).

5.3. If the Customer detains current payments under the Contract for the term of, exceeding 10 (Ten) bank days, including from the date of, the termination of the corresponding term established for realization of payment following day, the General designer has the right to add to the Customer пеню at a rate of 0,1 % per every day of delay from the sum not listed in time and to demand its payment

5.4. In case of when the task of the Customer is executed General

- The designer with deviations from the present Contract, worsened result works, or with other lacks which do its unsuitable for
- Use stipulated in the Contract, the Customer has the right, at the choice:
- - To demand from the General designer of gratuitous elimination of lacks in reasonable term;
- - To demand from the General designer of proportional reduction
- The price established for work;
- - The and-or involved forces to eliminate the revealed lacks and
- To demand from the General designer of compensation of the charges on elimination of mistakes.

Article 6. Settlement of disputes.

6.1.           All disputes and disagreements which can arise under the present Contract or in connection with it, are resolved by the Parties by negotiations, thus the specified way of the resolution of dispute is considered by the Parties as achievement of the agreement on the pre-judicial order of its settlement.
Up to a direction of the statement of claim in court presentation of the written claim to other Party is obligatory.
The claim should be considered and after it the answer within 30 (thirty) calendar days from the date of its reception should be given.

6.2.        In case of not settlements of questions at issue in the pre-judicial order, and also in default from carrying out of negotiations, dissatisfaction of requirements of the interested Party in essence, dispute is left in arbitration court of Moscow.

Article 7. Force-majeur.

7.1. None of the Parties is considered carrying out positions of the present Contract if full or partial default of the obligations by her under the Contract takes place, caused act of nature, a fire, actions of the government or the state agencies, war, civil excitements, revolt, introduction of embargo, impossibility or occurrence of obstacles in reception of any raw material, energy carriers or other factors of manufacture, strikes of any sort or other reason which is being outside of limits of the reasonable control of any Party.

If one of the Parties is not capable to carry out of the obligations under the Contract as a result of direct influence of one of these circumstances, such Party notifies other Party on such inability with the instruction of the corresponding reasons. Action of the Contract temporarily stops for the period of action (and only for the period of action) such circumstance. Immediately after cancellation of such circumstance the Party referring it, immediately informs on it other Party.

In case the Party which performance of obligations is interfered by force-majeur circumstances, will not inform other Party on approach of such circumstances in ten-day term from the date of their approach, such Party loses the right to refer to the specified circumstances as force-majeur.

If actions of force-majeur circumstances proceed during the period of time exceeding 90 (Ninety) calendar days, and essentially undermine a commercial basis of the Contract, the Party referring circumstances, listed in the present item, has the right to withdraw from the contract, having directed to other Party the notice in writing 30 (thirty) calendar days prior to prospective date of cancellation of the Contract.
Duty to prove force majeure circumstances lays on the Party which was not carried out the obligations.

7.2. Despite of positions of present clause, the obligation of any Party under the Contract do not undergo any changes in connection with absence of the money resources necessary for performance by such Party of the obligations.

Article 8. Terms of the Contract.

8.1. The contract inures from the date of its signing and operates before full execution by the Parties of the treaty obligations.

8.2. Any of the Parties of the Contract has not the right to transfer the rights and duties under the Contract to the third parties without the written approval of other Party.

Article 9. Confidentiality.

9.1. The information, concerning any from the Parties and-or performance of the present Contract, including, but not being limited following, commercial, the financial, technical and-or other character, received and-or become to known any Party during execution of the present Contract, is confidential and is not a subject to disclosure.

9.2. The parties undertake to take all necessary measures to protect the confidential information from disclosure.

9.3. The parties can transfer the confidential information only to representatives of the state agencies in strict conformity with requirements of norms of the current legislation of the Russian Federation.

9.4. The parties can transfer the confidential information only to representatives of the state agencies in strict conformity with requirements of norms of the current legislation of the Russian Federation.

Article 10. Other Conditions.

10.1. About all changes in payment and post requisites of the Party are obliged to inform immediately each other. The actions accomplished to old addresses and accounts, accomplished before reception of notices on their change, are set off in execution of obligations.

10.2. Any arrangement between the Parties, entailing the new circumstances which have been not stipulated by the present Contract, is considered valid, if it proves to be true the Parties in writing in the form of the additional agreement. All appendices, changes and additions to the present Contract will be valid only under condition of if they are accomplished in writing, signed by representatives on that representatives of both Parties and are fastened by their press.

10.3. After signing the present Contract all the previous written and oral agreements, correspondence, contracts between the Parties, concerning the present Contract, lose a validity.

10.4. Names of clauses of the present Contract are resulted only for convenience and do not influence interpretation of treaty provisions. At interpretation and application of conditions of the present Contract of its position are interconnected and each position should be considered in a context of all other positions.

10.5. The mutual relations of the Parties which have been not settled by the present Contract, are regulated by norms of the current legislation of the Russian Federation.

10.6. The present Contract is made on 7 (Seven) pages in 2 (Two) copies having an equal validity, in one copy for each of the Parties.

10.7. Accounts согласующих the organizations are paid by the Customer. In case of need the repeated conclusion on fault of the General designer of the account согласующих the organizations the General designer pays.

The appendix №1. The Design assignment. The appendix №2. The report of the coordination of a contractual price.Адреса, реквизиты и подписи Сторон: